Exhibit 4.1

FOURTH SUPPLEMENTAL INDENTURE dated as of January 31, 2005 (this “Supplemental Indenture”), to the INDENTURE dated as of March 26, 2003, as amended by the First Supplemental Indenture dated as of October 30, 2003, the Second Supplemental Indenture dated as of March 12, 2004 and the Third Supplement Indenture dated as of August 4, 2004 (the “Indenture”), by and among Cincinnati Bell Inc. (f/k/a Broadwing Inc.), an Ohio corporation (the “Company”), the guarantors party thereto and The Bank of New York, a New York banking corporation, as trustee, which governs the terms of the Company’s Senior Subordinated Discount Notes due 2009 (the “Notes”).

WHEREAS Section 13.02 of the Indenture provides that the Company, the Guarantors and the Trustee may amend certain provisions of the Indenture with the consent of the Required Holders;

WHEREAS the Company desires to amend certain provisions of the Indenture, as set forth in Article I hereof;

WHEREAS the Required Holders have consented to the amendments effected by this Supplemental Indenture; and

WHEREAS this Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company.

NOW, THEREFORE, the Company and the Trustee agree as follows for the equal and ratable benefit of the Holders of the Securities:

ARTICLE I

SECTION 1.1.   (a)  Amendment to Section 1.01.

(i)     The definition of “Unrestricted Subsidiary” is hereby deleted in its entirety and replaced with the following:

““Unrestricted Subsidiary” means (i) any Subsidiary of a Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and (ii) any Subsidiary of an Unrestricted Subsidiary (other than Cincinnati Bell Any Distance, Inc., which shall be a Restricted Subsidiary of the Company unless designated as an Unrestricted Subsidiary pursuant to the following paragraph).

The Board of Directors of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that (i) the Company certifies to the Holders that such designation complies with Section 5.02; and (ii) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

The Board of Directors of the Company may designate any Unrestricted Subsidiary (including any member of the BCI Group) to be a Restricted Subsidiary only if: (i) other than in the case of the designation of any member of the BCI Group, immediately after giving effect to such designation, the Company can Incur $1.00 of Indebtedness under Section 5.04(a); and (ii) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Company shall be evidenced to the Holders by promptly filing with the Holders a copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.”

(ii) The references to Section 5.04(b)(vii) in the definition of the “Credit Agreement” are hereby replaced with the references to Section 5.04(b)(vii)(C).

(iii) The first sentence of the definition of “Senior Indebtedness” is hereby amended by deleting the word “and” before clause (c) thereof and by adding the following at the end thereof:

“and (d) Indebtedness Incurred pursuant to clauses (A) and (B) of Section 5.04(b)(vii).”

(b)   Amendment to Section 4.11. Section 4.11 is hereby deleted in its entirety and replaced with “[Intentionally omitted]” and all references made thereto throughout the Indenture are hereby deleted in their entirety.

(c)   Amendment to Section 5.04(b)(vii). Paragraph (b)(vii) of Section 5.04 is hereby deleted in its entirety and replaced with the following:

“(vii) the Incurrence by the Company and its Restricted Subsidiaries of Indebtedness evidenced by (without duplication):

(A)  the Company’s 7¼% Senior Notes due 2013 in the aggregate principal amount of $500,000,000 which were issued on November 18, 2003;

(B)   new senior unsecured notes in an aggregate principal amount of $250,000,000 proposed to be issued by the Company, as set forth in the Consent Solicitation Statement with respect to the 7¼% Senior Notes due 2013, dated January 11, 2005 (as supplemented by the Supplement dated January 26, 2005);

(C)   the Credit Documents (and the Guarantees thereof by the Company and the Company’s Subsidiaries) in a principal amount not exceeding $586,000,000 less the amount of all term loan repayments and permanent reductions of term and revolving loan commitments actually made under the Credit Agreement to the extent such amounts are not concurrently or subsequently Refinanced or, in the case of commitments, established under the terms of the Credit Agreement, including pursuant to any incremental facilities referred to therein; and

(D)  new senior subordinated unsecured notes in an aggregate principal amount of $100,000,000 proposed to be issued by the Company, as set forth in the Supplement, dated January 26, 2005, to the Consent Solicitation Statement, dated January 11, 2005, with respect to the 7¼% Senior Notes due 2013;”.

(d)   Amendment to Section 5.04(d). Section 5.04(d) is hereby deleted in its entirety and replaced with “[Intentionally omitted]” and all references made thereto throughout the Indenture are hereby deleted in their entirety.

(e)   Amendment to Section 5.11. Section 5.11 is hereby deleted in its entirety and replaced with “[Intentionally omitted]” and all references made thereto throughout the Indenture are hereby deleted in their entirety.

(f)   Amendment to Section 7.01(c). Paragraph (c) of Section 7.01 is hereby amended solely to delete the reference to Section 4.11 contained therein.

(g)   Amendment to Section 7.01(d). Paragraph (d) of Section 7.01 is hereby deleted in its entirety and replaced with the following:

“(d) prior to the Distribution Date, any representation, warranty, certification or statement made by the Company in the Purchase Agreement and the related documents or in any statement or certificate at any time given by or on behalf of the Company in writing pursuant to the Purchase Agreement or any other related documents shall be false in any material respect (provided that the representations and warranties qualified by materiality or Material Adverse Effect shall not be false in any respect) on the date as of which made and the Company receives a Notice of Default;”

(h)   Amendment to Sections 7.04 and 13.02. Sections 7.04 and 13.02(a) are hereby amended by adding the following sentence at the end thereof:

“For the avoidance of doubt and notwithstanding anything to the contrary set forth herein or in the Purchase Agreement, the Company, the Guarantors and the Trustee may, without notice to any Holder but with the written consent of the Required Holders, (i) amend Section 7.01(d) at any time (whether prior to or after the occurrence of a Default or Event of Default thereunder) or waive any Default or Event of Default that has occurred or may occur thereunder, it being further understood and agreed that (i) any such amendment, if effected after the occurrence and during the continuance of a Default or Event of Default under Section 7.01(d) and if, following such amendment, the event or circumstance giving rise to such Default or Event of Default would no longer give rise thereto as amended, shall be deemed to be a waiver thereof and (ii) following any such waiver, such Default and Event of Default shall be deemed to not be continuing and neither the Trustee nor the Holders shall have any right to take any of the actions described in Section 7.02 solely as a result thereof.”

ARTICLE II

SECTION 2.1.   Interpretation. (a)  Upon execution and delivery of this Supplemental Indenture, the Indenture shall be modified and amended in accordance with this Supplemental Indenture, and all the terms and conditions of both shall be read together as though they constitute one instrument, except that, in case of conflict, the provisions of this Supplemental Indenture will control. The Indenture, as modified and amended by this Supplemental Indenture, is hereby ratified and confirmed in all respects and shall bind every Holder of Notes. In case of conflict between the terms and conditions contained in the Notes and those contained in the Indenture, as modified and amended by this Supplemental Indenture, the provisions of the Indenture, as modified and amended by this Supplemental Indenture, shall control.

(b)  Except as provided for in this Supplemental Indenture, the Indenture shall remain in full force and effect. The consent of the Holders to this Supplemental Indenture shall not constitute an amendment or waiver of any provision of the Indenture or the other Transaction Documents except to the extent expressly set forth herein, and shall not be construed as a waiver or consent to any further or future action on the part of the Company or waiver of any Default or Event of Default, except to the extent expressly set forth herein.

SECTION 2.2.   Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this Supplemental Indenture, the provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

SECTION 2.3.   Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 2.4.   Terms Defined in the Indenture. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

SECTION 2.5.   Headings. The Article and Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 2.6.   Benefits of Supplemental Indenture, etc. Nothing in this Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Notes.

SECTION 2.7.   Successors. All agreements of the Company in this Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

SECTION 2.8.   Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or of the Notes.

SECTION 2.9.   Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

SECTION 2.10.   Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

SECTION 2.11.   Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 2.12.   Effectiveness. The amendments to the Indenture set forth in Article I shall become effective only upon the consummation of a refinancing of, or an amendment or waiver to, the Company’s Third Amendment and Restatement of the Credit Agreement dated as of November 17, 2003, as amended to the date hereof, among the Company, BCSI Inc., the lenders party thereto, Bank of America, N.A., as syndication agent, Citicorp USA, Inc., as administrative agent, Credit Suisse First Boston and the Bank of New York, as co-documentation agents, and the other persons party thereto, that permits such amendments.

SECTION 2.13. Acknowledgement by the Company. The Company acknowledges and agrees that $500,000,000 aggregate principal amount of the Company’s 7¼% Senior Notes due 2013, which were issued on November 18, 2003, were Incurred pursuant to Section 5.04(b)(vii) of the Indenture and will remain outstanding pursuant to Section 5.04(b)(vii)(A) of the Indenture. The Company also acknowledges and agrees that the new senior unsecured notes in an aggregate principal amount of $250,000,000 proposed to be issued by the Company, as set forth in the Consent Solicitation Statement with respect to the 7¼% Senior Notes due 2013, dated January 11, 2005 (as supplemented by the Supplement dated January 26, 2005), when issued, will be Incurred and remain outstanding pursuant to Section 5.04(b)(vii)(B) of the Indenture. The Company further acknowledges and agrees that the new senior subordinated unsecured notes in an aggregate principal amount of $100,000,000 proposed to be issued by the Company, as set forth in the Supplement, dated January 26, 2005, to the Consent Solicitation Statement, dated January 11, 2005, with respect to the 7¼% Senior Notes due 2013, when issued, (x) will be Incurred and remain outstanding pursuant to Section 5.04(b)(vii)(D) of the Indenture and (y) will constitute “Subordinated Indebtedness” pursuant to clause (iii) of the definition thereof in the Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY:
CINCINNATI BELL INC.,
by
/s/ Mark Peterson
Name: Mark Peterson
Title: Treasurer

GUARANTORS:
CINCINNATI BELL PUBLIC COMMUNICATIONS INC.,
by
/s/ Mark Peterson
Name: Mark Peterson
Title: Treasurer

ZOOMTOWN.COM INC.,
by
/s/ Mark Peterson
Name: Mark Peterson
Title: Treasurer

CINCINNATI BELL ANY DISTANCE, INC.,
by
/s/ Mark Peterson
Name: Mark Peterson
Title: Treasurer

CINCINNATI BELL TELECOMMUNICATIONS SERVICES INC.,
by
/s/ Mark Peterson
Name: Mark Peterson
Title: Treasurer

BRFS LLC (F/K/A BROADWING FINANCIAL LLC),
by
/s/ Mark Peterson
Name: Mark Peterson
Title: Treasurer

CINCINNATI BELL WIRELESS COMPANY,
by
/s/ Mark Peterson
Name: Mark Peterson
Title: Treasurer

CINCINNATI BELL WIRELESS HOLDINGS LLC,
by
/s/ Mark Peterson
Name: Mark Peterson
Title: Treasurer

BRHI INC. (F/K/A BROADWING HOLDINGS INC.),
by
/s/ Mark Peterson
Name: Mark Peterson
Title: Treasurer

CINCINNATI BELL COMPLETE PROTECTION INC.,
by
/s/ Mark Peterson
Name: Mark Peterson
Title: Treasurer

THE BANK OF NEW YORK, as Trustee,
by
/s/ Dorothy Miller
Name: Dorothy Miller
Title: Vice President